Exhibit 10.01

FORM OF CITIGROUP 2014 CAP/DCAP AGREEMENT

Citigroup Inc.

Capital Accumulation Program/Deferred Cash Award Plan Award Agreement

Summary

Citigroup Inc. (“Citigroup”) hereby grants to {NAME} (the “Participant”) the awards summarized below pursuant to the terms of the Discretionary Incentive and Retention Award Plan, as amended and restated effective as of January 1, 2014 (“DIRAP”). The terms, conditions and restrictions of your awards are contained in this Award Agreement, including the attached Terms and Conditions (together, the “Agreement”). Deferred stock and restricted stock awards are granted under the 2014 Capital Accumulation Program (“CAP”), and these CAP awards are summarized, along with additional information, in the 2014 Capital Accumulation Program prospectus dated February 18, 2014, and any applicable prospectus supplements (together, the “Prospectus”).  These deferred stock and restricted stock awards are made pursuant to the Citigroup 2009 Stock Incentive Plan, as amended and restated April 24, 2013, and as it may be further amended from time to time (the “Stock Incentive Plan”). Deferred cash awards are granted under the Deferred Cash Award Plan, as amended and restated effective as of January 1, 2014 (“DCAP”), and are summarized, along with additional information, in the 2014 Deferred Cash Award Plan brochure dated February 18, 2014 (the “Brochure”).

For the awards to be effective, you must [accept][sign] below [and return this page of the Agreement]. If you do not formally accept the terms and conditions of these awards within the time period prescribed by Citigroup, the awards summarized below will be withdrawn and canceled.

Summary of Participant’s 2014 Capital Accumulation Program Stock Award (the “Stock Award”)

Award date	February 18, 2014
Award vehicle	[Deferred][Restricted] stock
Number of shares	[ ]
Vesting dates (and percentage vesting)	January 20, 2015 (25%) January 20, 2016 (25%) January 20, 2017 (25%) January 20, 2018 (25%)(1)
Reference Business (for Performance Vesting Condition in Section 2(a))	[ ](2)
Length of sale restriction in Section 2(d) (if applicable)	[ ]

Summary of Participant’s 2014 Deferred Cash Award (the “Deferred Cash Award”)

Award date	February 18, 2014
Principal amount	[ ]
Notional interest rate (compounded annually)	4.20%
Vesting dates (and percentage vesting)	January 20, 2015 (25%) January 20, 2016 (25%) January 20, 2017 (25%) January 20, 2018 (25%)(1)
Length of hold-back period in Section 2(d) (if applicable)	[ ]

Acceptance and Agreement by Participant. I hereby accept the awards described above, and agree to be bound by the terms, conditions, and restrictions of such awards as set forth in this Agreement (which includes the attached Terms and Conditions), the Stock Incentive Plan or the DCAP, as applicable (acknowledging hereby that I have read and that I understand such documents), and Citigroup’s policies, as in effect from time to time, relating to the administration of Citigroup’s incentive compensation programs.  This Agreement will control in the event of a conflict between this Agreement and the Prospectus, the Brochure, or the policies. In the event of a conflict between this Agreement and the Stock Incentive Plan and/or the DCAP, the Stock Incentive Plan or the DCAP, as applicable, will control.

CITIGROUP INC.		PARTICIPANT’S [SIGNATURE][ACCEPTANCE]:

By:
	[Name]	Name:
	[Title]	GEID:

(1)  Pro-rata vesting on the first three anniversaries of the Award date (subject to post-vesting retention requirements) is applicable for Code Staff in the United Kingdom or Identified Staff in the European Union, or elsewhere, as contemplated by local regulations.

(2) Such publicly reported business segment as described in Section 2(a) hereof.

CITIGROUP INC.

2014 CAP/DCAP AWARD AGREEMENT

TERMS AND CONDITIONS

The Terms and Conditions below constitute part of this Agreement and relate to the Awards described on the preceding Summary page.  The Stock Award and the Deferred Cash Award are together referred to as the “Awards” and each, an “Award.” All references to an Award in the Agreement will include dividend equivalents accrued thereon (in the case of a Stock Award) or any and any notional interest accrued thereon (in the case of a Deferred Cash Award). Except as otherwise provided herein, the “Company” means Citigroup and its consolidated subsidiaries.  The “Committee” means the Personnel and Compensation Committee of the Citigroup Board of Directors or any person having delegated authority from the Committee over the administration of awards granted under the Stock Incentive Plan and DCAP.

1. Participant Acknowledgements.  By accepting the Awards, Participant acknowledges that:

(a)                                 He or she has read and understands the Prospectus and the Brochure and these Terms and Conditions.  Participant acknowledges that the official language of these documents is English, and that unofficial translations of program documents to a language Participant understands have been made available to Participant upon request to aid his or her understanding of the official English-language versions.

(b)                                 Participant understands that the Awards and all other incentive awards are entirely discretionary. Participant acknowledges that, absent a prior written agreement to the contrary, he or she has no right to receive the Awards, or any incentive award, that receipt of an Award or any other incentive award is neither an indication nor a guarantee that an incentive award of any type or amount will be made in the future, and that the Company is free to change its practices and policies regarding incentive awards at any time in its sole discretion.

(c)                                  Because the Awards are intended to promote employee retention, among other interests, the Awards will be canceled in accordance with the terms of this Agreement if vesting conditions set forth herein are not satisfied or if a clawback provision is applied.

(d)                                 Any actual, anticipated, or estimated financial benefit to Participant from the Awards (or any other incentive award) is not and will not be deemed to be a normal or an integral part of Participant’s regular or expected salary or compensation from employment for any purpose. Participant hereby agrees that neither the Awards nor any amounts payable in respect of the Awards will be considered when calculating any statutory, common law or other employment-related payment to Participant, including any severance, resignation, termination, redundancy, end-of-service, bonus, long-service awards, pension, superannuation or retirement or welfare or similar payments, benefits or entitlements.

(e)                                  The value that may be realized from a Stock Award, if any, is contingent and depends on the future market price of Citigroup stock, among other factors. Equity awards are intended to promote stock ownership and to align employees’ interests with those of stockholders. Any monetary value assigned to a Stock Award in any communication is contingent, hypothetical, and for illustrative purposes only and does not express or imply any promise or intent by the Company to deliver, directly or indirectly, any certain or determinable cash value to Participant.

(f)                                   A Deferred Cash Award is an unsecured general obligation of Citigroup and, until paid in accordance with its terms, is subject to the claims of Citigroup’s creditors. The currency in which Participant’s Deferred Cash Award is denominated and/or paid and any required tax withholding and reporting will be in accordance with Citigroup’s policies, as in effect from time to time, relating to the administration of Citigroup’s incentive compensation programs.

2. Vesting Conditions and Transfer Restrictions.  Vesting of any Award is conditioned on Participant’s continuous employment with the Company up to and including the scheduled vesting date, unless otherwise provided in this Agreement. If the conditions to vesting as set forth in the Agreement are not satisfied as of the applicable vesting date(s) (including circumstances in which vesting occurs after termination of employment), unvested shares in a Stock Award and/or the unvested portion of the Deferred Cash Award will be subject to cancellation as set forth in this Agreement.

(a)                                 Performance Vesting Condition Applicable to Stock Awards.

(i)                                     Each scheduled vesting of each portion of Participant’s Stock Award will be subject to the following condition (a “Performance Vesting Condition”). If Participant’s Reference Business indicated on the Stock Award Summary on page 1 of this Agreement (the “Reference Business”) experiences a Pre-Tax Loss for the calendar year immediately preceding a vesting date (the “Performance Year”), the portion of the Stock Award that is scheduled to vest on such vesting date will be reduced by a percentage, determined as (1) the absolute value of the Pre-Tax Loss experienced by the Reference Business for such Performance Year, divided by (2) the absolute value of the highest Pre-Tax Profit experienced by the Reference Business for the three calendar years prior to the applicable Performance Year (such three-year period being the “Measurement Period”). The amount of “Pre-Tax Profit” (or “Pre-Tax Loss”) for each relevant calendar year is the amount of income (loss) from continuing operations before income taxes of the applicable Reference Business as shown in the Quarterly Financial Data Supplement for the quarter ended December 31 for each such year, and which were furnished as exhibits on Forms 8-K filed by Citigroup with the United States Securities and Exchange Commission.  Notwithstanding the foregoing, in the event of any Pre-Tax Loss, there will be a minimum 20% reduction of the amount otherwise scheduled to vest.

(ii)                                  If the absolute value of the Pre-Tax Loss experienced by Participant’s Reference Business for the applicable Performance Year equals or exceeds the absolute value of the highest calendar year Pre-Tax Profit of the Reference Business during the Measurement Period, the entire portion of the Stock Award that was scheduled to vest immediately following the Performance Year will be canceled.

(iii)                               Participant’s Reference Business is selected by the Committee, in its sole discretion, among the following business units with separate public financial statement reporting: Citigroup, Global Consumer Banking (“GCB”), Transaction Services (“TS”), and Securities and Banking (“S&B”).  In appropriate cases, the Committee may provide in the Stock Award Summary that Participant’s Reference Business is attributed on a percentage basis to more than one of the four units, or is a Reference Business other than Citigroup, GCB, TS, or S&B.

(iv)                              The Performance Vesting Condition described in this section 2(a) and other terms of the Award do not change during the deferral period of the Award, regardless of the Participant’s status as an active or terminated employee or other change in employment status, except for Participant’s death. The Reference Business and the Performance Vesting Condition are not modified solely because Participant transfers employment within the Company or terminates employment with the Company.

(b)                                 Performance Vesting Condition and Clawback Applicable to Deferred Cash Awards.

(i)                                     Participant’s Deferred Cash Award will be subject to the following condition (also a “Performance Vesting Condition”).  The Committee may cancel all or a portion of an unvested Deferred Cash Award if it determines, in its sole discretion, that the Participant has had significant responsibility for a material adverse outcome for Citigroup or any of its businesses or functions.  The Committee has the exclusive discretionary authority to determine and define “significant responsibility” and “material adverse outcome” and all other undefined terms in this Agreement.

(ii) Participant’s Deferred Cash Award will be subject to the following clawback condition (“the General Clawback”).  The Committee may cancel all or a portion of an unvested Deferred Cash Award if it determines, in its sole discretion, that (1) Participant engaged in behavior constituting misconduct or exercised materially imprudent judgment that caused harm to any of the Company’s business operations, or that resulted or could result in regulatory sanctions (whether or not formalized), (2) failed to supervise or monitor individuals engaging in, or failed to properly escalate behavior constituting, misconduct (whether or not gross misconduct) in accordance with the Company’s policies regarding the reporting of misconduct, or who exercised materially imprudent judgment that caused harm to any of the Company’s business operations, or (3) failed to supervise or monitor individuals engaging in, or properly failed to escalate, behavior that resulted or could result in regulatory sanctions (whether or not formalized).

(iii)                               The Performance Vesting Condition and General Clawback described in this section 2(b) and other terms of the Award do not change during the deferral period of the Award, regardless of the Participant’s status as an active or terminated employee or other change in employment status. This Performance Vesting Condition and General Clawback are not modified solely because Participant transfers employment within the Company or terminates employment with the Company.

(c)                                  Citi Clawback and EU Clawback.

(i)                                     Any unvested shares in a Stock Award and/or any unvested portion of a Deferred Cash Award will be canceled or forfeited if the Committee, in its sole discretion, determines that (1) Participant received the Award based on materially inaccurate publicly reported financial statements, (2) Participant knowingly engaged in providing materially inaccurate information relating to publicly reported financial statements, (3) Participant materially violated any risk limits established or revised by senior management and/or risk management, or (4) Participant has engaged in “gross misconduct” as defined in Section 3(f) hereof (the “Citi Clawback”).

(ii)                                  In addition, if Participant has been designated as “U.K. Code Staff” or “EU Identified Staff” (hereinafter, “Identified Staff”) and the Committee determines (1) there is reasonable evidence that Participant engaged in misconduct or committed material error, in either case in connection with his or her employment, or (2) the Company or Participant’s business unit has suffered a material downturn in its financial performance or a material failure of risk management, the Committee in its sole discretion may determine that any unvested shares in a Stock Award and/or the unvested portion of a Deferred Cash Award will be canceled or that the number of shares and/or the cash payment that is or may otherwise become distributable or payable to Participant pursuant to this Agreement will be reduced (the “EU Clawback”).

(d)                                 Sale Restriction/Hold-back Period Applicable to Identified Staff.

(i)                                     Sale Restriction on Stock Award. If Participant has been designated as Identified Staff, shares that vest pursuant to this Agreement may not be sold or otherwise transferred until the end of the period set forth in the Award Summary on page 1 of this Agreement that begins on the applicable vesting date, or, if earlier, the date of Participant’s death. Notwithstanding the foregoing, if the Company is required to withhold any tax upon the vesting of such shares, the number of whole shares that are sufficient to satisfy the minimum amount of tax that is required to be withheld will be so withheld, but only to the extent permitted by applicable law, and in such case, only the net, after-tax shares will be subject to the restriction on sale or other transfer.  If Participant’s tax liability in connection with the vesting of any shares subject to the Award exceeds the minimum statutory withholding obligation of the Company, or if Participant is a participant in the Citigroup Expatriate Program (an “Expatriate”) subject to hypothetical tax that exceeds the minimum statutory withholding obligation of the Company (including, in each case, if no withholding is required by applicable law), the Company may, in its discretion, but only to the extent permitted by applicable law, release from restriction a number of whole shares that, if sold at then current market prices, as determined by the Company, will be sufficient to cover Participant’s actual (or hypothetical) tax liability. To the extent the withholding or release of sale-restricted shares for the purpose of funding tax (or hypothetical tax) obligations is not permitted for any reason, Participant will be required to fund payment of the amount due in cash. If Participant’s employment is terminated pursuant to Section 3(f) of this Agreement, any shares that are vested but undistributed pursuant to this Section 2(d)(i) as of Participant’s termination date will be canceled.

(ii)                                  Hold-back Period on Deferred Cash Award. If Participant has been designated as Identified Staff, each portion of a Deferred Cash Award that vests pursuant to this Agreement will not be payable to the Participant until the end of the period set forth in the Award Summary on page 1 of this Agreement that begins on the applicable vesting date, or, if earlier, the date of Participant’s death. Notional interest will continue to accrue until such Award is payable.  Notwithstanding the foregoing, if the

Company is required to withhold any tax upon the vesting of a portion of the Deferred Cash Award, the Company will withhold from the vested portion of the Deferred Cash Award to the extent permitted by applicable law, and the net after-tax amount will be payable when the vested installment is paid. If Participant’s tax liability exceeds the minimum statutory withholding obligation of the Company, or if Participant is an Expatriate subject to hypothetical tax that exceeds the minimum statutory withholding obligation of the Company (including, in each case, if no withholding is required by applicable law), Participant will be required to fund payment of the amount due in cash. If Participant’s employment is terminated pursuant to Section 3(f) of this Agreement, any portion of a Deferred Cash Award that is vested but unpaid pursuant to this Section 2(d)(ii) as of Participant’s termination date will be canceled.

(e)                                  Notional Interest on Deferred Cash Awards. Participant acknowledges that the Deferred Cash Award does not provide for actual interest payments but, if and when paid, includes an additional amount calculated with reference to an interest rate. This notional interest on a Deferred Cash Award will be calculated at the rate indicated in the Deferred Cash Award Summary on page 1 of this Agreement.  The payment of a vested installment of a Deferred Cash Award will include the accrued notional interest on the value of the installment that vests after the Performance Vesting Condition described in Section 2(b) is applied and all other conditions to vesting are satisfied.

(f)                                   Additional Conditions.

(i)                                     Only whole shares of Citigroup stock may be delivered when shares are distributable, and the Company will not be liable to Participant with respect to canceled fractional shares or for payment in lieu of fractional shares.

(ii)                                  All distributions of shares pursuant to the Stock Award will be net of any shares withheld for taxes, and payments pursuant to the Deferred Cash Award will be net of any amounts withheld for taxes.

(iii)                               Once all applicable conditions to vesting have been satisfied, vested Awards will be distributed as soon as administratively practicable, except as may be provided elsewhere in this Agreement.  Vesting and distribution or payment in each case are subject to receipt of the information necessary to make required tax payments and confirmation by Citigroup that all applicable conditions to vesting and distribution or payment have been satisfied.

(iv)                              Notwithstanding anything in the Agreement to the contrary, the Committee will suspend the vesting, payment, or distribution of any Award pending an investigation into whether Participant has engaged in conduct that would prevent an Award from vesting under the general vesting conditions or Performance Vesting Conditions, or subject the Award to forfeiture pursuant to the General, Citi or EU Clawbacks.  If the Committee finds that the Participant has engaged in such conduct, the Committee’s determination to cancel all or a portion of any Award will be effective as of the date the Participant engaged in the conduct that gave rise to the cancellation or clawback, in the Committee’s sole determination.  If it is subsequently determined that an Award should not have been paid because Participant engaged in conduct giving rise to a clawback, Participant will be obligated to return or repay to the Company the value of any improperly vested amounts, and any amounts subject to a holdback described in Section 2(d) will be canceled.

3. Termination of Employment and Other Changes in Status.  If Participant’s employment with the Company terminates or is interrupted, or if Participant’s status changes under the circumstances described below, Participant’s rights with respect to the Awards will be affected as provided in this Section 3.  If Participant’s employment with the Company terminates for any reason not described below, the Awards will be canceled.

(a)                                 Voluntary Resignation.  If Participant voluntarily terminates his or her employment with the Company and at such time does not satisfy the conditions of Section 3(j), (k) or (l) below, vesting of the Award will cease on the date Participant’s employment is so terminated; all unvested Awards will be canceled and Participant will have no further rights of any kind with respect to the Awards.  For purposes of this Agreement, a termination of employment by Participant that is claimed to be a “constructive discharge” (or similar claim) will be treated as a voluntary termination of employment.

(b)                                 Disability.  Awards will continue to vest on schedule subject to all other provisions of this Agreement during Participant’s approved disability leave pursuant to a Company disability policy.  If Participant’s approved disability leave ends in a termination of Participant’s employment by the Company because Participant can no longer perform the essential elements of his or her job, unvested Awards will continue to vest on schedule subject to all other provisions of this Agreement.

(c)                                  Approved Personal Leave of Absence (Non-Statutory Leave).

(i)                                     Awards will continue to vest on schedule subject to all other provisions of this Agreement during the first six months of Participant’s personal leave of absence that was approved by management of Participant’s business unit in accordance with the leave of absence policies applicable to Participant (an “approved personal leave of absence”).  Unvested Awards will be canceled as soon as the approved personal leave of absence has exceeded six months, except as provided in paragraph (ii) below.

(ii)                                  If Participant’s employment terminates for any reason during the first six months of an approved personal leave of absence, the Awards will be treated as described in the applicable provision of this Section 3. If Participant satisfies the conditions of Section 3(k) or (l) before the approved personal leave of absence exceeds six months, unvested Awards will continue to vest on schedule subject to Section 3(k) or (l), as applicable.

(d)                                 Statutory Leave of Absence. Unvested Awards will continue to vest on schedule subject to all other provisions of this Agreement during a leave of absence that is approved by management of Participant’s business unit, is provided by applicable law and is taken in accordance with such law and applicable Company policy (a “statutory leave of absence”).  If Participant’s employment terminates for any reason specified elsewhere in this Section 3 during a statutory leave of absence, the Awards will be treated as described in the applicable provision of this Section 3. If Participant satisfies the conditions of Section 3(k) or (l) during a statutory leave of absence, unvested Awards will continue to vest on schedule, subject to Section 3(k) or (l), as applicable. If a statutory leave of absence is followed without interruption by an approved personal leave of absence, Participant will be deemed to have voluntarily terminated his or her employment pursuant to Section 3(a) (or Section 3(k) or (l), if applicable) on the date that the combined leaves exceed six months.

(e)                                  Death.  If Participant’s employment terminates by reason of Participant’s death, or if Participant dies following a termination of his or her employment:

(i) Participant’s unvested Stock Award will vest upon Participant’s death and become distributable to Participant’s estate as soon as practicable after the Committee’s determination that the Citi Clawback, the EU Clawback or the Performance Vesting Condition in Section 2(a) have not been triggered by circumstances existing at the time of Participant’s death; and

(ii) the amount, if any, of Participant’s unvested Deferred Cash Award will vest upon Participant’s death and will be paid to the Participant’s estate as soon as practicable after the Committee’s determination that the General Clawback, the Citi Clawback the EU Clawback or the Performance Vesting Condition in Section 2(b) have not been triggered by circumstances existing at the time of Participant’s death.

(f)                                   Involuntary Termination for Gross Misconduct. If the Company terminates Participant’s employment because of Participant’s “gross misconduct” (as defined below), vesting of the Awards will cease on the date Participant’s employment is so terminated; unvested shares and any vested but undistributed shares in a Stock Award, and/or the unvested portion and any vested but unpaid portion of a Deferred Cash Award will be canceled as of the date Participant’s employment is terminated and Participant will have no further rights of any kind with respect to the Award.  For purposes of this Agreement, “gross misconduct” means any conduct that is determined by the Committee, in its sole discretion, (i) to be in competition during employment by the Company with the Company’s business operations, (ii) to be in breach of any obligation that Participant owes to the Company or Participant’s duty of loyalty to the Company, (iii) to be materially injurious to the Company, or (iv) to otherwise constitute gross misconduct.

(g)                                 Involuntary Termination Other than for Gross Misconduct. If Participant’s employment is terminated by the Company involuntarily other than for gross misconduct, including under a reduction in force or job discontinuance program, unvested Awards will continue to vest on schedule subject to all other provisions of this Agreement.

(h)                                 Transfer to Non-Participating Subsidiary.  If Participant transfers to a subsidiary that is a member of the “controlled group” of Citigroup (as defined below), unvested Awards will continue to vest on schedule subject to all other provisions of this Agreement.  If Participant transfers to a subsidiary that is not a member of the “controlled group” of Citigroup (as defined below), the provisions of Section 3(g) will apply to the Awards. For purposes of this Agreement, “controlled group” has the meaning set forth in Treas. Reg. § 1.409A-1(h)(3).

(i)                                    Employing Company is Acquired by Another Entity (Change in Control). If Participant is employed by a company or other legal entity where the Company ceases to own at least 50% of the voting power or value of the equity of the employing entity (hereinafter, a “change in control”), unvested Awards will continue to vest on schedule subject to all other provisions of this Agreement. In the event of a “Change of Control” (as defined in the Stock Incentive Plan) of Citigroup, the Committee, in its sole discretion may, subject only to the limitations specified in the Stock Incentive Plan and in Sections 9, 12, and 13 14 of this Agreement, take any actions with respect to awards (including the Awards) that are permitted by the Stock Incentive Plan, including, but not limited to, making adjustments that it deems necessary or appropriate to reflect the transaction, or causing awards to be assumed, or new rights substituted therefor, by the surviving entity in such transaction.

(j)                                    Voluntary Resignation to Pursue Alternative Career.  If Participant has not met the conditions of Section 3(k) or (l), and Participant voluntarily resigns from his or her employment with the Company to work in a full-time paid career in government service, for a bona fide charitable institution, or as a teacher at a bona fide educational institution, and/or otherwise satisfies the alternative or additional requirements (including written management approvals) that may be imposed by then applicable guidelines adopted for the purposes of administering this provision (an “alternative career”), unvested Awards will continue to vest on schedule subject to all other provisions of this Agreement, provided that Participant remains continuously employed in the alternative career (or a new alternative career) until each scheduled vesting date, or until such earlier date on which Section 3(e) applies. Vesting under this Section 3(j) will be conditioned upon Participant providing by each subsequent vesting date, if requested by the Company, a written certification of compliance with the Company’s alternative career guidelines, in a form satisfactory to the Company. If an acceptable certification is not provided by the relevant vesting date, unvested Awards will be canceled.

(k)                                 Satisfying the “Rule of 75.”  If Participant has completed a number of full years of service with the Company that, when added to his or her age, equals at least 75 (the “Rule of 75”), unvested Awards will continue to vest on schedule subject to all other provisions of this Agreement, provided that if Participant has voluntarily terminated his or her employment, Participant is not, at any time up to and including each scheduled vesting date (or until such earlier date on which Section 3(e) applies), employed by a Significant Competitor of the Company (as defined in Section 3(m) below).  Participant’s age and years of service will each be rounded down to the nearest whole number when determining whether the Rule of 75 has been attained.

(l)                                    Satisfying the “Rule of 60.”  If Participant does not satisfy the conditions of Section 3(k) above, but (i) is at least age 50 and has completed at least five full years of service with the Company and Participant’s age plus the number of full years of service with the Company equals at least 60, or (ii) Participant is under age 50, but has completed at least 20 full years of service with the Company and Participant’s age plus the number of full years of service with the Company equals at least 60 (the “Rule of 60”), unvested Awards will continue to vest on schedule subject to all other provisions of this Agreement, provided that if Participant has voluntarily terminated his or her employment, Participant is not, at any time up to and including each scheduled vesting date (or until such earlier date on which Section 3(e) applies), employed by a Significant Competitor of the Company (as defined in Section 3(m) below).  Participant’s age and years of service will each be rounded down to the nearest whole number when determining whether the Rule of 60 has been attained.

(m)                             Definition of “Significant Competitor;” Certification of Compliance.

(i) For purposes of this Agreement, a “Significant Competitor” of the Company means any company or other entity designated by the Committee as such and included on a list of Significant Competitors that will be made available to Participant and that may be updated by the Company from time to time in its discretion.

(ii) Whenever an Award continues to vest pursuant to Section 3(k) or (l) following a termination of employment, the vesting of the Award will be conditioned upon Participant’s providing by each subsequent vesting date, if requested by the Company, a written certification that Participant has not been employed by a Significant Competitor in a form satisfactory to the Company. The list of Significant Competitors in effect at the time Participant terminates employment with the Company will apply to such certification. If an acceptable certification is not provided by the relevant vesting date, vesting of Awards will cease as of the date that is immediately prior to the vesting date, the Awards will be canceled, and Participant will have no further rights of any kind with respect to the Awards.

(n)                                 Suspension of Employment.  If the Company suspends a Participant’s employment (with or without pay) during an investigation, then all vesting of any Award will likewise be suspended pending the outcome of investigation.  If Participant’s employment terminates for any reason during or after such investigation, then the termination of employment will, for purposes of the Award and vesting related thereto, be effective as of the date of the suspension.

4. Transferability.

(a)                                 Unvested Awards and vested and sale-restricted or undistributed Awards may not be sold, pledged, hypothecated, assigned, margined or otherwise transferred, other than by will or the laws of descent and distribution, and no Award or interest or right therein will be subject to the debts, contracts or engagements of Participant or his or her successors in interest or will be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, lien, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy or divorce), and any attempted disposition thereof will be null and void, of no effect, and not binding on the Company in any way. Participant agrees that any purported transfer will be null and void, and will constitute a breach of this Agreement causing damage to the Company for which the remedy will be cancelation of the Award. During Participant’s lifetime, all rights with respect to the Awards will be exercisable only by Participant, and any and all payments in respect of the Awards will be to Participant only. The Company will be under no obligation to entertain, investigate, respect, preserve, protect or enforce any actual or purported rights or interests asserted by any creditor of Participant or any other third party in the Award, and Participant agrees to take all reasonable measures to protect the Company against any such claims being asserted in respect of Participant’s Awards and to reimburse the Company for any and all reasonable expenses it incurs defending against or complying with any such third-party claims if Participant could have reasonably acted to prevent such claims from being asserted against the Company.

(b)                                 Citigroup may assign the legal obligation to pay Participant’s Deferred Cash Award to Participant’s employer without the consent of Participant.

5. Stockholder Rights; Dividend Equivalents.  If Participant is awarded deferred stock, Participant will have no voting rights as a stockholder of Citigroup over any shares subject to a Stock Award, unless and until the shares subject to the Stock Award are vested. If Participant is awarded restricted stock, the Stock Award will carry voting rights.  As the Stock Award is subject to the Performance Vesting Condition, the Stock Award will accrue dividend equivalents during the vesting period, which will be the same as dividends paid to record holders of shares of outstanding Citigroup stock.  Such dividend equivalents will be paid, without interest, if and when, and only to the extent that, the shares subject to the Stock Award vest and are distributed to Participant. Dividends will be paid on vested, sale-restricted shares after the Performance Vesting Condition has been satisfied to the extent dividends are paid to record holders of shares of outstanding Citigroup stock. Participant may trade in Citigroup shares and employ personal hedging or pledging strategies with respect to vested and unvested Stock Awards only as permitted under the Company’s trading policies and applicable local law.

6. Right of Set Off.  Participant agrees that the Company may, to the extent determined by the Company to be permitted by applicable law and consistent with the requirements of Section 409A of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), retain for itself funds or securities otherwise payable to Participant pursuant to the Awards or any award under any award program administered by Citigroup to offset any amounts paid by the Company to a third party pursuant to any award, judgment, or settlement of a complaint, arbitration, or lawsuit of which Participant was the subject; to satisfy any obligation or debt that Participant owes the Company or its affiliates; or in the event any award is canceled pursuant to its terms. The Company may not retain such funds or securities and set off such obligations or liabilities, as described above, until such time as they would otherwise be distributable to Participant in accordance with the applicable award terms.

7. Consent to Electronic Delivery. In lieu of receiving documents in paper format, Participant hereby agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that Citigroup may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, brochures, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms or communications) in connection with the Awards and any other prior or future incentive award or program made or offered by Citigroup or its predecessors or successors.  Electronic delivery of a document to Participant may be via a Company e-mail system or by reference to a location on a Company intranet or secure internet site to which Participant has access.

8. Plan Administration.  The Stock Award described in this Agreement has been granted subject to the terms of the Stock Incentive Plan, and the shares deliverable to Participant in connection with a Stock Award will be from the shares available for grant pursuant to the terms of the Stock Incentive Plan. The Deferred Cash Award described in this Agreement has been granted subject to the terms of the DCAP.  The Committee has the exclusive discretionary authority to make findings of fact, conclusions, and determinations regarding the interpretation of the Agreements or relevant Plan provisions or the administration of the Awards (including but not limited to determining exchange rates for Award settlement), and will have the exclusive and final authority to determine all calculations of all Award amounts, including notional interest. The Committee has the exclusive authority to establish administrative procedures to implement the terms of the Award.  Any such procedure will be conclusive and binding on Participant.

9. Adjustments to Awards.

(a)                                 Capital Structure.  In the event of any change in Citigroup’s capital structure on account of (i) any extraordinary dividend, stock dividend, stock split, reverse stock split or any similar equity restructuring; or (ii) any combination or exchange of equity securities, merger, consolidation, recapitalization, reorganization, divestiture or other distribution (other than ordinary cash dividends) of assets to stockholders, or any other similar event affecting Citigroup’s capital structure (a “Capital Restructuring”), to the extent necessary to prevent the enlargement or diminution of the rights of Participants, the Committee will make such appropriate equitable adjustments as may be permitted by the terms of the Stock Incentive Plan and applicable law, to the number or kind of shares subject to a Stock Award.

(b)                                 Equitable Adjustments. In the event of a Capital Restructuring, reorganization of a Reference Business, or change in public reporting of a Reference Business (an “Event”), the Committee will adjust Pre-Tax Profit, Pre-Tax Loss, Participant’s Reference Business and any related provision of an Award in a manner consistent with such Event, which adjustment will not require the consent of the affected Participants.

(c)                                  Modifications.  The Committee retains the right to modify Participant’s Award if required to comply with applicable law, regulation, or regulatory guidance (including applicable tax law) without Participant’s prior consent.  Citigroup will furnish or make available to Participant a written notice of any modification through a prospectus supplement or otherwise, which notice will specify the effective date of such modification.  Any other adverse modification not elsewhere described in this Agreement will not be effective without Participant’s written consent.

(d)                                 Adverse Consequences.  Neither the Committee nor Citigroup will be liable to Participant for any additional personal tax or other adverse consequences of any adjustments that are made (or not made) to an Award.

10. Taxes and Tax Residency Status.

(a)                                 Compliance. By accepting the Awards, Participant agrees to pay all applicable taxes (or hypothetical tax, if Participant is subject to tax equalization or tax protection pursuant to a Citigroup Expatriate policy) and to file all required tax returns in all jurisdictions where Participant is subject to tax and/or an income tax filing requirement. The Award will be subject to cancellation if Participant fails to make any such required payment.  To assist Citigroup in achieving full compliance with its obligations under the laws of all relevant taxing jurisdictions, Participant agrees to keep complete and accurate records of his or her income tax residency status and the number and location of travel and workdays outside of his or her country of income tax residency from the date of the Awards until the vesting of the Awards and the subsequent sale of any shares received in connection with a Stock Award. Participant also agrees to provide, upon request, complete and accurate information about his or her tax residency status to Citigroup during such periods, and confirmation of his or her status as a (i) U.S. citizen, (ii) holder of a U.S. green card, or (iii) citizen or legal resident of a country other than the U.S. Participant will be responsible for any tax due, including penalties and interest, arising from any misstatement by Participant regarding such information.

(b)                                 Stock Awards. To the extent the Company is required to withhold tax in any jurisdiction upon the vesting of the a Stock Award or at such times as otherwise may be required in connection with a Stock Award, Participant acknowledges that the Company may (but is not required to) provide Participant alternative methods of paying the Company the minimum amount due to the appropriate tax authorities (or to the Company, in the case of hypothetical tax for employees covered under the Citi Expatriate Policy), as determined by the Company. If no method of tax withholding is specified at or prior to the time any tax (or hypothetical tax) is due on a Stock Award, or if Participant does not make a timely election, the Company will withhold a sufficient number of shares from the vested shares that are distributable to Participant to fund only the minimum amount of tax that is required by law to be withheld, but only if such shares have vested pursuant to the terms of this Agreement. If Participant is a current or former Citigroup Expatriate subject to tax equalization, Participant agrees to promptly pay to the Company, in cash (or by any other means acceptable to the Company), the excess of the amount of hypothetical tax due over the minimum amount of actual tax that is required by law to be withheld with respect to a Stock Award. Participant agrees that the Company, in its discretion, may require that some or all of the tax (or hypothetical tax) withholding obligations in connection with the Stock Award or any other equity award must be satisfied in cash only, that timely payment of such amounts when due will be considered a condition to vesting of the Stock Award (or other subject equity award), and that if the required amounts are not timely remitted to the Company, the Stock Award (or other subject equity award) will be canceled. Whenever withholding in shares is permitted or mandated by the Company, the number of shares to be withheld will be based on the fair market value of the shares on the date they are withheld, as determined by the Company. Whenever the payment of required withholding tax (or hypothetical tax) in cash is permitted or mandated by the Company and provision for timely payment of such amounts by Participant has not been made, instead of canceling an equity award (as provided above), the Company, in its sole discretion, may sell on behalf of Participant, at Participant’s market risk and expense, the number of shares subject to the award that at the market sale price obtainable for the shares on or as soon as practicable after the due date for the tax (or hypothetical tax) owed by Participant, will produce sufficient proceeds to satisfy Participant’s tax (or hypothetical tax) obligation, and remit such proceeds to the appropriate tax authorities (or in the case of hypothetical tax, retain such proceeds in satisfaction of Participant’s obligation to the Company); any remaining sales proceeds, after deduction for commissions and other reasonable and customary expenses, and any remaining shares (if otherwise distributable to Participant) will be delivered to Participant.

(c)                                  Deferred Cash Awards. To the extent the Company is required to withhold tax in any jurisdiction upon the vesting of a Deferred Cash Award or at such times as otherwise may be required in connection with a Deferred Cash Award, the Company will withhold from the vested portion of the Award to the extent permitted by applicable law, or withhold hypothetical tax pursuant to the Citigroup Expatriate Policy, and Participant will be paid the after-tax amount.  If a tax the Company is required to withhold is due prior to vesting or prior to the expiration of a hold-back period and withholding is prohibited by applicable law or regulatory guidance, Participant will be required to pay the amount of the applicable tax due to the Company.  The Award will be subject to cancelation if Participant fails to make any such required tax payment in cash.

(d)                                 Executive Performance Plan. Any Award to a participant in the 2011 Executive Performance Plan (the “EPP”) will be granted subject to the terms of the EPP, including any aggregate annual maximum award limit set forth therein.

11. Entire Agreement; No Right to Employment.  The Stock Incentive Plan, the DCAP and this Agreement constitute the entire understanding between the Company and Participant regarding the Awards and supersede all previous written, oral, or implied understandings between the parties hereto about the subject matter hereof, including any written or electronic agreement, election form or other communication to, from or between Participant and the Company, unless Participant is otherwise officially notified in writing.  Nothing contained herein or in any incentive plan or program documents will confer upon Participant any rights to continued employment or employment in any particular position, at any specific rate of compensation, or for any particular period of time.

12. Compliance with Regulatory Requirements.  The Awards are subject to the applicable law (including tax laws) and regulatory guidance in multiple jurisdictions, and will be administered and interpreted consistently with such law and regulatory guidance, including but not limited to Section 409A and Section 457A of the Code.

13. Section 409A and Section 457A Compliance.

(a)                                 Tax Liability. Participant understands that as a result of Section 409A and/or Section 457A of the Code, if Participant is a U.S. taxpayer he or she could be subject to adverse tax consequences if the Award or the plans and program documents are not administered in accordance with the requirements of Section 409A or Section 457A. Participant further understands that if Participant is a U.S. taxpayer, and an Award is considered to be a “nonqualified deferred compensation plan” and Participant’s employer is considered to be a “nonqualified entity” (as such terms are defined in Section 409A and/or Section 457A of the Code), Participant could be subject to accelerated income recognition or other adverse tax consequences with respect to all or a portion of the Award if Citigroup fails to modify the Awards. However, Participant acknowledges that there is no guarantee that the Awards, or any amendment or modification thereto, will successfully avoid unintended tax consequences to Participant and that the Company does not accept any liability therefor.

(b)                                 Specified Employees. If an Award is subject to Section 409A of the Code, this Agreement may not be amended, nor may the Award be administered, to provide for any distribution of shares or any payment of a Deferred Cash Award to occur upon any event that would constitute a “separation from service” (within the meaning of Section 409A of the Code) if Participant is a “specified employee” (within the meaning of Treas. Reg. § 1.409A-1(i)(1)) at the time of such Participant’s “separation from service,” unless it is provided that the distribution or payment will not be made until the date which is six months from such “separation from service,” or, if earlier, the date of Participant’s death and that during such six-month deferral period, Participant will not be entitled to interest, notional interest, dividends, dividend equivalents, or any compensation for any loss in market value or otherwise which occurs with respect to the Award during such deferral period.

14. Arbitration; Conflict; Governing Law; Severability.

(a)                                 Arbitration. Any disputes related to the Awards will be resolved by arbitration in accordance with the Company’s arbitration policies. In the absence of an effective arbitration policy, Participant understands and agrees that any dispute related to an Award will be submitted to arbitration in accordance with the rules of the American Arbitration Association.  To the maximum extent permitted by law, and except where expressly prohibited by law, arbitration on an individual basis will be the exclusive remedy for any claims that might otherwise be brought on a class, representative or collective basis.  Accordingly, Participant may not participate as a class or collective action representative, or as a member or any class, representative or collective action, and will not be entitled to a recovery in a class, representative or collective action in any forum.  Any disputes concerning the validity of this class, representative or collective action waiver will be decided by a court of competent jurisdiction, not by an arbitrator.

(b)                                 Conflict. This Agreement will control in the event of a conflict between this Agreement and the Prospectus or the Brochure. In the event of a conflict between this Agreement and the Stock Incentive Plan and/or the DCAP plan document, the Stock Incentive Plan or the DCAP plan document, as applicable, will control.

(c)                                  Governing Law. This Agreement will be governed by the laws of the State of New York (regardless of conflict of laws principles) as to all matters, including, but not limited to, the construction, application, validity and administration of the Company’s incentive award programs.

(d)                                 Severability. The terms of this Agreement will be deemed severable so that if any of its provisions will be held void, unlawful, or unenforceable under any applicable statute or other controlling law, the remainder of this Agreement will continue in full force and effect, and will be construed and enforced in accordance with the purposes of the Stock Incentive Plan and DCAP as if the illegal or invalid provision did not exist.

15. Disclosure Regarding Use of Personal Information and Participant’s Consent.

(a)                                 Definition and Use of “Personal Information.” In connection with the grant of the Awards, and any other award under other incentive award program, and the implementation and administration of any such program, including, without limitation, Participant’s actual participation, or consideration by the Company for potential future participation, in any program at any time, it is or may become necessary for the Company to collect, transfer, use, and hold certain personal information regarding Participant in and/or outside of Participant’s country of employment.

The “personal information” that Citigroup may collect, process, store and transfer for the purposes outlined above may include Participant’s name, nationality, citizenship, tax or other residency status, work authorization, date of birth, age, government/tax identification number, passport number, brokerage account information, GEID or other internal identifying information, home address, work address, job and location history, compensation and incentive award information and history, business unit, employing entity, and Participant’s beneficiaries and contact information. Participant may obtain more details regarding the access and use of his/her personal information, and may correct or update such information, by contacting his/her human resources representative or local equity coordinator.

Use, transfer, storage and processing of personal information, electronically or otherwise, may be in connection with the Company’s internal administration of its incentive award programs, or in connection with tax or other governmental and regulatory compliance activities directly or indirectly related to an incentive award program. For such purposes only, personal information may be used by third parties retained by the Company to assist with the administration and compliance activities of its incentive award programs, and may be transferred by the company that employs (or any company that has employed) Participant from Participant’s country of employment to other Citigroup entities and third parties located in the United States and in other countries. Specifically, those parties that may have access to Participant’s information for the purposes described herein include, but are not limited to, (i) human resources personnel responsible for administering the award programs, including local and regional equity award coordinators, and global coordinators located in the United States; (ii) Participant’s U.S. broker and equity account administrator and trade facilitator; (iii) Participant’s U.S., regional and local employing entity and business unit management, including Participant’s supervisor and his/her superiors; (iv) the Committee or its designee, which is responsible for administering the Stock Incentive Plan and DCAP; (v) Citigroup’s technology systems support team (but only to the extent necessary to maintain the proper operation of electronic information systems that support the incentive award programs); and (vi) internal and external legal, tax and accounting advisors (but only to the extent necessary for them to advise the Company on compliance and other issues affecting the incentive award programs in their respective fields of expertise). At all times, Company personnel and third parties will be obligated to maintain the confidentiality of Participant’s personal information except to the extent the Company is required to provide such information to governmental agencies or other parties.  Such action will always be undertaken only in accordance with applicable law.

(b)                                 Participant’s Consent. BY ACCEPTING THE AWARDS, PARTICIPANT EXPLICITLY CONSENTS (I) TO THE USE OF PARTICIPANT’S PERSONAL INFORMATION FOR THE PURPOSE OF BEING CONSIDERED FOR PARTICIPATION IN FUTURE EQUITY, DEFERRED CASH OR OTHER AWARD PROGRAMS (TO THE EXTENT HE/SHE IS ELIGIBLE UNDER THE TERMS OF SUCH PLAN OR PROGRAM, AND WITHOUT ANY GUARANTEE THAT ANY AWARD WILL BE MADE); AND (II) TO THE USE, TRANSFER, PROCESSING AND STORAGE, ELECTRONICALLY OR OTHERWISE, OF HIS/HER PERSONAL INFORMATION, AS SUCH USE HAS OCCURRED TO DATE, AND AS SUCH USE MAY OCCUR IN THE FUTURE, IN CONNECTION WITH THIS OR ANY OTHER EQUITY OR OTHER AWARD, AS DESCRIBED ABOVE.

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